UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 29, 2013

MENDOCINO BREWING COMPANY, INC.

(Exact Name of Registrant as Specified in Charter)

California

(State or Other Jurisdiction of Incorporation)

0-22524	68-0318293
(Commission File No.)	(IRS Employer Identification Number)

1601 Airport Road, Ukiah, California	95482
(Address of Principal Executive Offices)	(Zip Code)

(707) 463-2087

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04    Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On April 29, 2013, Mendocino Brewing Company, Inc. (the “Company”) determined that it was in default of the fixed charge coverage ratio under the Credit and Security Agreement, dated as of June 23, 2011, by and among the Company, Releta Brewing Company LLC, a subsidiary of the Company (together with the Company, the “Borrowers”), and Cole Taylor Bank (“Lender”), as amended by that certain First Amendment, dated as of March 29, 2013 (collectively, the “Loan Agreement”).

The Loan Agreement provides the Borrowers with a credit facility, with a maturity date of June 23, 2016, of up to $10,000,000, which consists of a $4,119,000 revolving facility, a $1,934,000 machinery and equipment term loan, a $2,947,000 real estate term loan and a $1,000,000 capital expenditure line of credit. The Loan Agreement requires the Borrowers to maintain certain financial covenants, including a minimum fixed charge coverage ratio for the trailing twelve month period ended March 31, 2013 of 1.05 to 1.00. On April 29, 2013, the Company determined that the fixed charge coverage ratio for the trailing twelve month period ended March 31, 2013 fell short and was 0.90 to 1.00. Later on April 29, 2013, the Company notified the Lender of such financial covenant default.

The Loan Agreement provides that the failure of the Borrowers to observe any financial covenant will constitute an event of default under the Loan Agreement. Under the Loan Agreement, upon the occurrence of an event of default, all of the Borrowers’ obligations under the Loan Agreement will immediately and automatically become due and payable, without notice of any kind. The event of default shall be deemed continuing until waived in writing by the Lender. The Company and the Lender are currently in discussions regarding this matter, but as of the date of this filing, the Company has not received any notice or other communication from the Lender that it intends to exercise any of the remedies available to it under the Loan Agreement in connection with the financial covenant default.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MENDOCINO BREWING COMPANY, INC.
(Registrant)

Date: May 3, 2013	By:	/s/ Mahadevan Narayanan
Mahadevan Narayanan
Chief Financial Officer & Corporate Secretary

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